EXHIBIT 99.1

Spirit Airlines Reports First Quarter 2020 Results

MIRAMAR, Fla., May 6, 2020 - Spirit Airlines, Inc. (NYSE: SAVE) today reported first quarter 2020 financial results. These results reflect the adverse impact of the material decline in demand for both international and domestic travel resulting from the spread of novel coronavirus ("COVID-19").

	First Quarter 2020		First Quarter 2019
	As Reported	Adjusted	As Reported	Adjusted
	(GAAP)	(non-GAAP)[1]	(GAAP)	(non-GAAP)[1]
Revenue	$771.1 million	$771.1 million	$855.8 million	$855.8 million
Pre-tax Income (Loss)	$(74.6) million	$(74.6) million	$72.1 million	$74.0 million
Pre-tax Margin	(9.7)%	(9.7)%	8.4%	8.6%
Net Income (Loss)	$(27.8) million	$(58.9) million	$56.1 million	$57.5 million
Diluted Earnings (Loss) Per Share	$(0.41)	$(0.86)	$0.82	$0.84

Prior to March 2020, the Company was on track to meet or beat its first quarter 2020 pre-tax margin guidance of 6.5 percent to 7.5 percent. However, beginning with the second week of March through the end of the month, load factors and yields declined significantly as events across the U.S. were canceled, theme parks closed, and travel restrictions were implemented and broadened, resulting in a significant drop in passenger demand and bookings.
"The health crisis, loss of demand, and corresponding economic impact caused by COVID-19 is unprecedented. I want to thank all of our Team Members for their dedication to the safety and well-being of our Guests and each other, and for pulling together to help the Company meet the financial challenges we are facing. I am very proud of the Spirit team and I am confident that given our quick action to adjust, our industry-leading low-cost structure, our strong balance sheet, and the resiliency and commitment of our Team Members, we will emerge from this crisis ready to deliver on our promise of high quality and low fares," said Ted Christie, Spirit's President and Chief Executive Officer.
In response to COVID-19, the Government approved a financial stabilization assistance package through the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"). Spirit commends President Trump, the Administration and members of Congress, for their support of the airline assistance programs included in the CARES Act. The benefits under the CARES Act help to position Spirit to support the economic recovery in the destinations it serves by continuing to provide low fare air travel to millions of Guests annually.

COVID-19 Response

Capacity Reductions, Expense Management, and Liquidity Measures
In response to government restrictions on travel and drastically reduced consumer demand compared to its original 2020 plan, Spirit has taken many steps to reduce costs and to preserve and enhance liquidity, including:

•Reduced capacity for April 2020 by approximately 75 percent, and for May and June by approximately 95 percent. However, the situation is very fluid and actual capacity adjustments may be different than what the Company currently expects;
•Entered into a senior secured revolving credit facility ("RCF") for an initial commitment amount of $110 million (with an option to increase overall commitment amount up to $350 million with the consent of any increasing lenders). The RCF commitment was recently increased to $135 million, which was fully drawn during the month of April 2020. In May, we received a commitment to increase the RCF by $30 million to $165 million effective May 18, 2020, subject to the satisfaction of certain conditions precedent;
•Reduced planned discretionary capital spend in 2020 by approximately $50 million. The Company also is in discussions with Airbus to defer some 2020 and 2021 aircraft deliveries and related pre-delivery payments. The Company expects to reduce aircraft-related capital spend by approximately $185 million if those discussions are successful;
•Reduced 2020 planned non-fuel operating costs by $20 million to $30 million, excluding savings related to reduced capacity;
•Suspended hiring across the Company except to fill essential roles;
•Engaged in discussions with the Company's significant stakeholders and vendors regarding financial support or contract adjustments, including extensions of payment terms, during this transition period;
•Worked with our unionized and non-unionized Team Members to create voluntary leave programs;
•Entered into a Payroll Support Program Agreement ("PSP") with the U.S. Department of the Treasury pursuant to which the Company expects to receive a total of approximately $335 million in 2020 over the course of the second and third quarters. The PSP funds will be used exclusively to pay for salaries and benefits for the Company's Team Members, and the receipt of the funds will subject us to certain ongoing restrictions;
•Applied for a loan from the Treasury under the CARES Act ("Loan Program"). Spirit's maximum potential availability under the Loan Program is approximately $741 million. However, it is dependent on the amount and types of collateral accepted, which may result in an actual loan less than $741 million, if the Company accepts the loan. Over the next several months, the Company will be evaluating whether to take advantage of this government assistance. The Company also expects to realize significant liquidity benefits associated with the income and federal excise tax relief provisions in the CARES Act up to approximately $180 million during the current year. In addition, the CARES Act provides for deferred payment of the employer portion of social security taxes through the end of 2020, with 50 percent of the deferred amount due December 31, 2021 and the remaining 50 percent due December 31, 2022. This is expected to provide the Company with approximately $24 million of additional liquidity during the current year; and
•In connection with its participation in the PSP, the Company also will be obligated to issue to Treasury warrants to purchase up to 500,150 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), at a strike price of $14.08 per share (the closing price for the shares of Common Stock on April 9, 2020). The Company also would be required to issue to Treasury a number of warrants equal to 10% of the final loan principal amount divided by the same strike price as noted above ($14.08), representing a potential conversion of up to 5.3 million of underlying shares of Common Stock.

Additionally, Ted Christie, the Company's President and Chief Executive Officer, has temporarily reduced his base salary by 30 percent. All Senior and Executive Vice Presidents and members of the Board of Directors have temporarily reduced their compensation as well.

The Company anticipates it may implement further discretionary changes and other cost reduction and liquidity preservation measures as needed, in order to address the volatility and rapidly-changing dynamics of passenger demand and the impact of revenue changes, regulatory and public health directives, and prevailing government policy and financial market conditions. There is no guarantee that we receive all or any of the benefits we expect to receive under the CARES Act.
Caring for Guests and Team Members
Safety is always the Company's top priority. Since the COVID-19 outbreak, the Company's Operations and Task Force teams remain in constant contact with authorities, continuing to evolve its response to ensure the safety of Guests and Team Members. In addition to existing procedures including utilization of hospital-grade disinfectants and state-of-the art High-Efficiency Particulate Air ("HEPA") filters that capture 99.97 percent of airborne particles, the Company has taken other protective measures including:
•Secured and distributed additional supplies of gloves and sanitizer across the network and augmented the contents of onboard supply kits;
•Expanded cleaning protocols at airports and other facilities, including the use of electrostatic sprayers at select locations;
•Expanded aircraft turn and overnight cleaning protocols focusing on high frequency touch points as well as enhanced cockpit cleaning;
•Launched a new aircraft fogging program to provide additional disinfecting;
•Offering complimentary re-seating to provide additional distancing between Guests;
•Offering future flight credits with extended expiration dates to Guests with impacted travel plans;
•Leveraging its technology-driven solutions like automated self-bag drop and self-bag tagging to allow for contactless check-in; and
•Announced a new policy requiring all Guests and Guest-facing Team Members to wear a face covering when traveling through the airport and while onboard the aircraft.
Supporting Communities
As bans on travel were implemented with little notice, many travelers became stranded abroad. Spirit has operated specially approved flights for stranded travelers in Aruba, Colombia, Dominican Republic, Haiti, Panama, and the U.S. Thus far, Spirit has provided transportation to more than three thousand stranded travelers, and preparations are ongoing to transport hundreds more home in the coming days.
Spirit has also made efforts to address the growing needs of its communities through The Spirit Airlines Charitable Foundation (the "Foundation"). As part of its focus on supporting families, the Foundation partnered with other non-profit organizations including the YMCA and Jack and Jill Children's Center to provide food to seniors and families struggling during this time and supported organizations with the fabrication of face masks for healthcare workers.
First Quarter 2020
Revenue Performance
For the first quarter 2020, Spirit's total operating revenue was $771.1 million, a decrease of 9.9 percent compared to the first quarter 2019.

Total operating revenue per available seat mile ("TRASM") for the first quarter 2020 decreased 18.8 percent compared to the same period last year.

The year-over-year decrease in total operating revenue and TRASM for the first quarter 2020 was driven by the significant drop in load factor and yields as a result of COVID-19.

Cost Performance
For the first quarter 2020, total GAAP operating expenses increased 8.0 percent year over year to $829.1 million. Adjusted operating expenses for the first quarter 2020 increased 8.2 percent year over year to $829.1 million2. An increase in flight volume of 11.5 percent and higher depreciation and amortization were the primary drivers of these additional expenses.
Aircraft fuel expense in the first quarter 2020 decreased by 7.2 percent year over year, on a 7.4 percent increase in fuel gallons consumed, due to a 13.4 percent drop in average fuel cost per gallon.
Spirit reported first quarter 2020 cost per available seat mile ("ASM"), excluding operating special items and fuel (“Adjusted CASM ex-fuel”), of 5.64 cents2, an increase of 3.3 percent compared to the same period last year, which was modestly better than expected on lower-than-planned capacity growth. On a per ASM basis, the largest driver of the year-over-year increase was salaries, wages and benefits as the Company had commitments to pay its unionized Team Members at a guaranteed volume greater that what it actually operated as a result of COVID-19. Higher depreciation and amortization and other operating expense per ASM also contributed to the increase.

Liquidity and Capital Deployment
Spirit ended the first quarter 2020 with unrestricted cash, cash equivalents, and short-term investments of $894.4 million and an undrawn $110.0 million revolver. On April 20, 2020, the revolver commitment was increased to $135 million, which was fully drawn during the month of April 2020. In May, we received a commitment to increase the RCF by $30 million to $165 million effective May 18, 2020, subject to the satisfaction of certain conditions precedent.

Also on April 20, 2020, the Company entered into a PSP with the U.S. Department of the Treasury pursuant to which the Company expects to receive a total of approximately $335 million. In April, the Company received $167 million of the PSP funds and expects to receive the balance of funds by July 2020. The PSP funds will be used exclusively to pay for salaries and benefits for the Company's Team Members, and subject us to certain ongoing restrictions. We expect to meet our cash needs for the next twelve months with cash and cash equivalents, financing arrangements, government assistance under the CARES Act, and cash flows from operations.

Operating activities in the three months ended March 31, 2020 provided $35 million in cash. Capital expenditures during the first quarter 2020 were $195.4 million, partially offset by proceeds from issuance of long-term debt of $169.0 million related to aircraft purchases. The company took delivery of a total of six aircraft during the quarter; four of these were debt-financed and two were secured with direct operating leases. The Company also purchased two aircraft off-lease resulting in payments of finance lease obligations of $24.8 million. Debt payments during the first quarter 2020 were $62.9 million (principal, interest and fees). Also during the first quarter 2020, the Company made pre-delivery payments of $123 million, and $2.9 million of capitalized interest for future deliveries of aircraft and spare engines.

"The rapid change in the economic environment and the substantial reduction in passenger demand led us to take quick and decisive actions to cut costs, preserve capital, and raise additional liquidity. This is an unprecedented turn of events for Spirit and the entire airline industry, and I want to thank our Spirit team and let them know I appreciate their hard work and dedication to help preserve Spirit's future. We entered the crisis with a strong liquidity position and healthy balance sheet which will benefit us as we manage through low travel demand period," said Scott Haralson, Spirit's Chief Financial Officer. "We estimate our current average daily cash burn rate3 is about $4 million and we are evaluating initiatives to further reduce that amount should demand not begin to rebound in the coming months. While we still have a lot of work ahead of us, I am confident that together we will leverage our resources and tools to reinforce our balance sheet and put us in the best position to navigate the economic downturn and prepare for the recovery period."

As of March 31, 2020, we had approximately $900 million of unencumbered assets. As of April 30, 2020, approximately $250 million of these assets were pledged under the 2022 Revolving Credit Facility, leaving approximately $650 million of assets unencumbered, primarily consisting of aircraft.

In response to the impact from COVID-19, the Company has reduced planned discretionary capital spend in 2020 by approximately $50 million. The Company also is in discussions with Airbus to defer some 2020 and 2021 aircraft deliveries and related pre-delivery payments. For comparison purposes, on February 5, 2020, the Company filed an 8-K in which it estimated purchase of property and equipment and net pre-delivery deposits (aircraft-related capital expenditures) would be approximately $710 million for 2020 and other capital expenditures would be approximately $110 million for 2020.

In addition to reducing its planned capital expenditures, the Company has deferred approximately $20 million of heavy maintenance events from 2020 to 2021.

Fleet
Spirit took delivery of six new A320neo aircraft during the first quarter 2020, ending the quarter with 151 aircraft in its fleet.

Tax Rate
Due to the passage of the CARES Act, the Company recorded a $31.1 million discrete tax benefit in the first quarter 2020 related to net operating loss carrybacks to 35 percent statutory tax rate years. On a GAAP basis, the Company's tax rate for first quarter 2020 was 62.7 percent. Excluding this discrete tax benefit, the Company's effective tax rate for the first quarter 2020 was 21.0 percent.

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results tomorrow, May 7, 2020, at 9:00 a.m. ET. A live audio webcast of the conference call will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under "Webcasts & Presentations" for 60 days.

About Spirit Airlines
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments and refreshments — something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We serve destinations throughout the U.S., Latin America and the Caribbean and are dedicated to giving back and improving those communities. Come save with us at spirit.com. At Spirit Airlines, we go. We go for you.

Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes
(1) See "Reconciliation of Adjusted Net Income, Adjusted Pre-tax Income, and Adjusted Operating
Income to GAAP Net Income" table below for more details.
(2) See "Reconciliation of Adjusted Operating Expense to GAAP Operating Expense" table below for more details.
(3) Estimated average daily cash burn rate is calculated as the sum of operating cash outflows, debt service, fleet capex net of financing and pre-delivery deposit payments which estimate has been based upon historical data for the months of March, April and May 2020. It does not include the impact of any financings, capital raises, or the funds from PSP.

Forward-Looking Statements
Forward-Looking Statements in this report and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the

Securities Exchange Act of 1934, as amended (the Exchange Act) which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding revenues, capacity and passenger demand, additional financing, capital spending, operating costs, hiring, and stakeholders, vendors and government support, as well as statements regarding the Company’s restatement and amendment to its previously filed 10-K and remediation of its material weakness. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the extent of the impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel, restrictions on the Company’s business by accepting financing under the CARES Act, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, as supplemented in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SPIRIT AIRLINES, INC.
Condensed Statements of Operations
(unaudited, in thousands, except per-share amounts)

	Three Months Ended
	March 31,		Percent
	2020	2019	Change
Operating revenues:
Passenger	$753,550	$838,065	(10.1)
Other	17,531	17,731	(1.1)
Total operating revenues	771,081	855,796	(9.9)

Operating expenses:
Aircraft fuel	213,208	229,636	(7.2)
Salaries, wages and benefits	240,480	203,901	17.9
Landing fees and other rents	67,121	59,649	12.5
Depreciation and amortization	65,991	50,726	30.1
Aircraft rent	45,146	45,782	(1.4)
Distribution	33,743	35,719	(5.5)
Maintenance, materials and repairs	34,076	31,604	7.8
Loss on disposal of assets	—	1,913	nm
Other operating	129,308	109,062	18.6
Total operating expenses	829,073	767,992	8.0

Operating income (loss)	(57,992)	87,804	(166.0)

Other (income) expense:
Interest expense	23,878	24,971	(4.4)
Capitalized interest	(3,664)	(2,557)	43.3
Interest income	(3,593)	(6,924)	(48.1)
Other (income) expense	(19)	233	nm
Total other (income) expense	16,602	15,723	5.6

Income (loss) before income taxes	(74,594)	72,081	(203.5)
Provision (benefit) for income taxes	(46,766)	16,005	(392.2)

Net income (loss)	$(27,828)	$56,076	(149.6)
Basic earnings (loss) per share	$(0.41)	$0.82	(150.0)
Diluted earnings (loss) per share	$(0.41)	$0.82	(150.0)

Weighted average shares, basic	68,521	68,380	0.2
Weighted average shares, diluted	68,521	68,516	—

SPIRIT AIRLINES, INC.
Condensed Statements of Comprehensive Income (Loss)
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2020	2019
Net income (loss)	$(27,828)	$56,076
Unrealized gain (loss) on short-term investment securities and cash and cash equivalents, net of deferred taxes of $54 and $39	185	130
Interest rate derivative loss reclassified into earnings, net of taxes of $24 and $27	41	47
Other comprehensive income	$226	$177
Comprehensive income (loss)	$(27,602)	$56,253

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended March 31,
Operating Statistics	2020	2019		Change
Available seat miles (ASMs) (thousands)	10,913,934	9,829,044		11.0%
Revenue passenger miles (RPMs) (thousands)	7,948,963	8,133,030		(2.3)%
Load factor (%)	72.8	82.7	(9.9)	pts
Passenger flight segments (thousands)	7,653	7,820		(2.1)%
Block hours	157,847	143,429		10.1%
Departures	58,174	52,175		11.5%
Total operating revenue per ASM (TRASM) (cents)	7.07	8.71		(18.8)%
Average yield (cents)	9.70	10.52		(7.8)%
Fare revenue per passenger flight segment ($)	42.00	53.24		(21.1)%
Non-ticket revenue per passenger flight segment ($)	58.75	56.20		4.5%
Total revenue per passenger flight segment ($)	100.75	109.44		(7.9)%
CASM (cents)	7.60	7.81		(2.7)%
Adjusted CASM (cents) (1)	7.60	7.79		(2.4)%
Adjusted CASM ex-fuel (cents) (2)	5.64	5.46		3.3%
Fuel gallons consumed (thousands)	117,944	109,828		7.4%
Average fuel cost per gallon ($)	1.81	2.09		(13.4)%
Aircraft at end of period	151	133		13.5%
Average daily aircraft utilization (hours)	11.8	12.2		(3.3)%
Average stage length (miles)	1,021	1,029		(0.8)%

(1)Excludes operating special items.
(2)Excludes fuel expense and operating special items.

The Company is providing a reconciliation of GAAP financial information to non-GAAP financial information as it believes that non-GAAP financial measures provide management and investors the ability to measure the performance of the Company on a consistent basis. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company's operating performance excluding unrealized gains and losses or special items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. These non-GAAP financial measures may be presented on a different basis than other companies using similarly titled non-GAAP financial measures.

Calculation of Total Non-Ticket Revenue per Passenger Flight Segment
(unaudited)

	Three Months Ended
	March 31,
(in thousands, except per segment data)	2020	2019
Operating revenues
Fare	$321,447	$416,345
Non-fare	432,103	421,720
Total passenger revenues	753,550	838,065
Other revenues	17,531	17,731
Total operating revenues	$771,081	$855,796

Non-ticket revenues (1)	$449,634	$439,451

Passenger segments	7,653	7,820

Non-ticket revenue per passenger flight segment ($)	$58.75	$56.20

(1)Non-ticket revenues equals the sum of non-fare passenger revenues and other revenues.

Special Items
(unaudited)

	Three Months Ended
	March 31,
(in thousands)	2020	2019
Operating special items include the following:
Loss on disposal of assets (1)	—	1,913
Total operating special items	$—	$1,913

(1)2019 includes amounts primarily related to the disposal of excess and obsolete inventory.

Reconciliation of Adjusted Operating Expense to GAAP Operating Expense
(unaudited)

	Three Months Ended
	March 31,
(in thousands, except CASM data in cents)	2020	2019
Total operating expenses, as reported	$829,073	$767,992
Less operating special items expense	—	1,913
Adjusted operating expenses, non-GAAP (1)	829,073	766,079
Less: Fuel expense	213,208	229,636
Adjusted operating expenses excluding fuel, non-GAAP (2)	$615,865	$536,443

Available seat miles	10,913,934	9,829,044

CASM (cents)	7.60	7.81
Adjusted CASM (cents) (1)	7.60	7.79
Adjusted CASM ex-fuel (cents) (2)	5.64	5.46

(1)Excludes operating special items.
(2)Excludes operating special items and fuel expense.

Reconciliation of Adjusted Net Income, Adjusted Pre-Tax Income, and Adjusted Operating Income to GAAP Net Income
(unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share data)	2020	2019
Net income (loss), as reported	$(27,828)	$56,076
Add: Provision (benefit) for income taxes	(46,766)	16,005
Income (loss) before income taxes, as reported	(74,594)	72,081
Pre-tax margin	(9.7)%	8.4%
Add special items expense (1)	$—	$1,913
Adjusted income (loss) before income taxes, non-GAAP (2)	(74,594)	73,994
Adjusted pre-tax margin, non-GAAP (2)	(9.7)%	8.6%
Add: Total other (income) expense	16,602	15,723
Adjusted operating income (loss), non-GAAP (2)	(57,992)	89,717
Adjusted operating margin, non-GAAP (2)	(7.5)%	10.5%

Provision (benefit) for income taxes (3)	(15,670)	16,464
Adjusted net income (loss), non-GAAP (2)	$(58,924)	$57,530

Weighted average shares, diluted	68,521	68,516

Adjusted net income (loss) per share, diluted (2)	$(0.86)	$0.84

Total operating revenues	$771,081	$855,796

(1)See "Special Items" for more details.
(2)Excludes operating special items.
(3)Excludes the discrete tax benefit of $31.1 million recorded in first quarter 2020.

As most of the Company’s capital expenditures are related to acquiring assets to grow the business, the Company believes it is beneficial for investors to use Adjusted Free Cash Flow to assess whether the Company has sufficient liquidity.  Adjusted Free Cash Flow adjusts for Purchase of property and equipment, Pre-delivery deposits on flight equipment, net of refunds, and Proceeds from issuance of long-term debt to provide a consistent view of the Company’s liquidity regardless of how the Company chooses to finance aircraft required for growth.  Management believes investors should have a metric to assess the Company’s liquidity on a consistent basis regardless of how the Company chooses to finance assets used for growth.

Reconciliation of Adjusted Free Cash Flow to GAAP Net Operating Cash Flow
(unaudited)

	Three Months Ended
	March 31,
(in thousands)	2020	2019
Net cash provided by operating activities	$34,582	$205,151
Less:
Purchase of property and equipment (1)	195,371	63,109
Pre-delivery deposits on flight equipment, net of refunds (1)	123,044	37,913
Add: Proceeds from issuance of long-term debt (2)	168,981	59,706
Adjusted free cash flow	$(114,852)	$163,835

Net cash used in investing activities	(323,768)	(103,951)
Net cash provided by financing activities	98,454	16,206

Net increase (decrease) in cash and cash equivalents	(190,732)	117,406

(1)Included within net cash used in investing activities in the Company's Condensed Statements of Cash Flows.
(2)Included within net cash provided by financing activities in the Company's Condensed Statements of Cash Flows.